LEONARD W. BURNINGHAM  (506)
Attorney for Petitioner
455 East 500 South, Suite 200
Salt Lake City, Utah  84111
Telephone:  (801) 363-7411

BRANDEN T. BURNINGHAM (6999)
455 East 500 South, Suite 200
Salt Lake City, Utah  84111
Telephone:  (801) 363-7411



               IN THE THIRD JUDICIAL DISTRICT COURT

            IN AND FOR SALT LAKE COUNTY, STATE OF UTAH


In the Matter of
                                         Civil No. 940902835AA
                                         Judge Assigned:  Brian
MEDIVEST, INC.,
      a Utah corporation.

                                ---------------

In the Matter of
                                         Civil No. 940902834AA
                                        Judge Assigned:  Brian
SEAFOODS PLUS, LTD.,
       a Utah corporation.


             FINDINGS OF FACT AND CONCLUSIONS OF LAW


          WHEREAS, Petitioner Walter A. Courtney, on behalf of Seafoods Plus, Ltd., an involuntarily dissolved Utah corporation, and Petitioner John
M. Williams, on behalf of Medivest, Inc., an involuntarily dissolved Utah corporation, each filed his First Amended Petition to Review Utah Department of Commerce, Division of Corporations' Refusal to Set Aside Corporate Dissolution or in the Alternative, for an Order Allowing Reincorporation on July 28, 1994; and

          WHEREAS, these actions were consolidated by order of this Court on January 17, 1995; and

          WHEREAS, the Attorney General of the State of Utah withdrew its pleadings in opposition to these First Amended Petitions on February 14, 1995, there now being no opposition to the First Amended Petitions on file in these cases;

          NOW, THEREFORE, good cause appearing therefor, based on the evidence presented in the Petitioners' Motion for Judgment on the Pleadings and supporting documents, the Court now makes the following:

                         FINDINGS OF FACT

          l. Neither Seafoods Plus, Ltd. nor Medivest, Inc. has received either the Notice of Delinquency or the Certificate of Involuntary Dissolution that are required to be served on an administratively dissolved corporation and its registered agent in accordance with Section 16-10a-1421 of the Utah Revised Business Corporation Act.

          2. The Utah Division of Corporations' files for Seafoods Plus, Ltd. and Medivest, Inc. contain no proof of service or other documentation evidencing the service of either the Notice of Delinquency or the Certificate of Involuntary Dissolution on either company or its registered agent in accordance with the statutory requirements.

          3. By letter dated April 4, 1994, the attorneys for the Petitioners requested the Director of the Division of Corporations to send any such documentation of which the Director may be aware; no response to this letter was ever received.

          4. Denial of reincorporation of the dissolved companies would prevent them from undertaking certain potential business transactions that would benefit the companies and their numerous public stockholders.

          From the foregoing Findings of Fact, the Court now makes and enters its

                        CONCLUSIONS OF LAW

          l. Petitioners Walter A. Courtney and John M. Williams are entitled to an Order setting aside the involuntary dissolutions of Seafoods Plus, Ltd. and Medivest, Inc. and ordering the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah to reinstate these companies in the State of Utah, effective as of February 1, 1991 and May 1, 1991, respectively.

Dated: March 21, 1995.                    /s/ Pat B. Brian
                                   Judge of the District Court